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                                                                   EXHIBIT 99.2

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                                                                   NEWS RELEASE
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                     [UNION TEXAS PETROLEUM LETTERHEAD]




Contact:         Carol L. Cox
                 (713) 968-2714


          UNION TEXAS PETROLEUM EXPECTS TO REPLACE APPROXIMATELY 150%
                          OF 1995 WORLDWIDE PRODUCTION

        ALBA ACQUISITION IN U.K. NORTH SEA SIGNIFICANTLY BOOSTS RESERVES

         Houston, November 16, 1995 -- Union Texas Petroleum Holdings, Inc. expects to replace approximately 150% of its 1995 worldwide production, Chairman and CEO Clark Johnson told analysts at a meeting in New York today, November 16.

         The independent oil and gas company estimates its year-end 1995 worldwide proved reserves will increase to approximately 434 million barrels of oil equivalent, up from 411 million barrels at the end of 1994. Johnson attributed a substantial portion of the increased reserves to Union Texas' acquisition of a 15.5% working interest in the U.K. North Sea's Alba oil field, which accounted for about 45 million barrels of oil equivalent in proved reserves net to the company as of July 1, 1995. Johnson said that Union Texas expects to record further 1995 reserve additions and revisions from its other interests in the U.K. North Sea, Indonesia and Pakistan.





                                     -more-
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         During 1995, Union Texas' production from its international operations is anticipated to set a record, increasing to about 46 million barrels of oil equivalent, up from 45 million barrels in 1994.

         Over a three-year period of 1993-95, Union Texas said it expects to replace approximately 185% of its worldwide production.

         One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.

BACKGROUND INFORMATION

Below is a chart of Union Texas' estimated production replacement for the year 1995 and for the three-year period of 1993-95:


                  UNION TEXAS PETROLEUM PRODUCTION REPLACEMENT

                   (IN MILLIONS OF BARRELS OF OIL EQUIVALENT)

                                              ESTIMATED
                                  ------------------------------------
                                  1995             3-YEARS (1993-1995)
                                  ----             -------------------
Beginning of Period                411                     321
    Acquisitions                    45                      83
    Additions and Revisions         24                     160
    Production                     (46)                   (130)
                                   ----                   -----

End of Period                      434                     434


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